Exhibit 10.20

Individual Terms—Service Agreement (ME)

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

INDIVIDUAL TERMS—SERVICE AGREEMENT

Short description of activities under this Service Agreement: The Service Provider shall provide certain manufacturing engineering services in relation to the production of Polestar branded vehicles.

This Service Agreement is entered into on 31 October 2018 and made between:

Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Service Provider”); and

Polestar New Energy Vehicle Co. Ltd., Reg. No. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of People’s Republic of China (“Purchaser”).

Each of the Service Provider and the Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

The Parties have determined that the Service Provider shall perform certain Services (as defined in the General Terms (as defined below)) to the Purchaser which are further described in Appendix 1, the Service Specification. The provision of the Services described in the Service Specification (as defined in the General Terms) shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”).

B.

The Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and the Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.

C.	In light of the foregoing, the Parties have agreed to execute this Service Agreement.

1.	AGREEMENT

1.1	General

This Service Agreement consists of this main document (the “Individual Terms”) and its appendices. These Individual Terms set out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the performance of the Parties’ activities hereunder (the “General Terms”).

1.2	Scope

The Parties have agreed upon the scope and specification for the Services as specified in Appendix 1, the Service Specification, which shall be deemed an integrated part of these Individual Terms.

Individual Terms—Service Agreement (ME)	2 (5)

1.3	Affiliate

Affiliate shall for the purpose of this Service Agreement have the following meaning:

(a)	for Purchaser, any of the below legal entities (other than the Purchaser) and any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

(i)	Polestar Automotive (Shanghai) Co., Ltd;

(ii)	Polestar New Energy Vehicle Co., Ltd.;

(iii)	Polestar Holding AB; or

(iv)	Polestar Performance AB; and

(b)	for Service Provider, Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car AB; whereby

“control” for this purpose meaning ownership or control of at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect the Parties’ intention at the time of signing this Service Agreement due to a restructuring or reorganisation in relation to either of the Parties.

1.4	Service Charges

1.4.1

The Services Charges (as defined in the General Terms) for the Services and for the development of the Results will be based on the estimated hours for the Services to be performed by the Service Provider and the hourly rates, both as set forth in Appendix 3. The Parties acknowledge that the estimated Service Charges set forth in Appendix 3 are based on an estimation of the amount of hours required for the performance of the Services and for the development of the Results and that this estimation may differ from the final number of hours charged by the Service Provider.

1.4.2	The Service Charges shall be paid in the currency: SEK

1.4.3

The hourly rates that are used to calculate the Service Charges shall be determined between the Parties on an annual basis, based on the Services performed by the Service Provider (including the related development of the Results), as set out in Appendix 1, the Service Specification. The Service Charges shall be calculated on a time and material basis applying arm’s length hourly rates using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up. The hourly rates should be reviewed, updated and agreed between the Parties on an annual basis.

1.5	Payment

1.5.1

If the Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, the Service Provider shall include the costs relating to such work in the invoices to the Purchaser.

The Service Charges shall be invoiced semi-annually at the end of each six months, i.e. in July for the period January-June and in January for the period July-December, as agreed between the Parties, and paid in accordance with what is set out in the General Terms.

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1.6	Governance Forum

1.6.1

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 1.6.

1.6.2

The first level of governance forum for handling the cooperation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between the Parties shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

1.6.3

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between the Parties shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

1.7	Territory

For the purposes of this Service Agreement, the “Territory” shall mean the world.

1.8	General Terms

1.8.1

The Parties agree that the Service Agreement, and each Party’s rights and obligations hereunder, shall be governed by the terms and conditions in the General Terms, which shall be deemed an integrated part of these Individual Terms.

1.8.2	For the purposes of this Service Agreement, Section 9.1.3 of the General Terms shall not apply.

1.9	Template Financial Reporting

The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to the Purchaser. Therefore, the relevant financial information relating to the Service Specification is attached as Appendix 4, which shall be deemed an integrated part of these Individual Terms.

1.10	Data Processing Agreement

1.10.1

If the Service Provider processes any personal data on the Purchaser’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that the Data Processing Agreement set forth in Appendix 5 shall be finalized and apply between the Parties, and shall be deemed an integrated part of these Individual Terms.

1.10.2

The Parties shall at all times comply with applicable laws on data protection and privacy, in particular, but not limited to the EU Data Protection Laws (as defined in Appendix 2), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith.

1.11	Order of Priority

In the event there are any contradictions or inconsistencies between the terms of these Individual Terms and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

Individual Terms—Service Agreement (ME)	4 (5)

1.	These Individual Terms

2.	Appendix 2, General Terms—Service Agreement

3.	Appendix 1, Service Specification

4.	Appendix 3, Service Charges

5.	Appendix 4, Template Financial Reporting

6.	Appendix 5, Data Processing Agreement

1.12	Notices

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

To Service Provider:	Volvo Car Corporation
General Counsel 50090 Group Legal and Corporate Governance 405 31 Gothenburg, Sweden Email: legal@volvocars.com

To Purchaser:	Polestar New Energy Vehicle Co. Ltd. Legal Department 1280 Tiangong Avenue, Xinxing Neighborhood, Tianfu New District,
CN 610000, CHENGDU, China
Email: legal@polestar.com

[Signature page follows]

This Service Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Hanna Fager
Signature	Signature

Hans Oscarsson	Hanna Fager

Clarification of signature and title	Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:

Signature	Signature

Clarification of signature and title	Clarification of signature and title

APPENDIX 1

[***]

APPENDIX 2

Appendix 2—Service Agreement (ME)

APPENDIX 2, GENERAL TERMS—SERVICE AGREEMENT

BACKGROUND

This Appendix 2, General Terms—Service Agreement, (the “General Terms”) is an Appendix to the Individual Terms and is an integrated part of the Service Agreement entered into between the Parties.

1.	DEFINITIONS

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalised terms used, but not specifically defined below in this Section 1, shall have the meaning ascribed to them in the Individual Terms.

“Appendix” means an appendix to the Individual Terms.

“Background IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed independently of this Service Agreement.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

“Data Room” means (if applicable) the information sharing platform agreed to be used between the Parties for making available the information regarding the Results and Services to the Purchaser.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing.

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“Force Majeure Event” shall have the meaning set out in Section 16.1.1

“Gates” means the deadlines set out in the Service Specification, such as time limits, milestones and gates, which shall be based on VPDS, and which shall, unless otherwise agreed, be Program Start (PS), Final Data Judgement (FDJ), Launch Readiness (LR), Launch Sign-off (LS) and Final Status Report (FSR), all described in the VDPS.

“Individual Terms” means the contract document (with the heading “Individual Terms—Service Agreement”), which is signed by Service Provider and the Purchaser, to which these General Terms are an Appendix.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP and rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Job1” means, in relation to each Polestar branded vehicle to which the Services relate, the date on which the production of such Polestar branded vehicle starts.

“Job1+90” means, in relation to each Polestar branded vehicle to which the Services relate, the date of Final Status Report (FSR), which follows from VPDS and which will take place 90 days after Jobl.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in- part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Results” shall mean

(i)

any outcome of the Services provided to the Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, materials, modifications, improvements, and/or amendments to be carried out by the Service Provider under the Service Specification),

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(ii)

any other outcome or result of the Services to be performed by the Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not, and

(iii)

any outcome similar to what is set out in (i) and (ii) above, but which was created from 2016 up until the effective date of this Service Agreement as a result of the Service Provider’s own internal performance of manufacturing and engineering services similar to the Services prior to the effective date of this Service Agreement.

“Service Agreement” means the Individual Terms including all of its Appendices and their Schedules as amended from time to time.

“Service Charges” means the service charges as set forth or referenced to in the Individual Terms.

“Service Specification” means the specification of the Services to be provided by the Service Provider to the Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

“Services” shall mean the services to be performed by the Service Provider to the Purchaser hereunder, including all services under the Appendices attached hereto.

“Territory” shall mean the territory defined in the Individual Terms.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

The right to “have made” is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for that Party.

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2.	PROVISION OF SERVICES

2.1	Services

2.1.1	The Services to be performed under this Service Agreement are described in Appendix 1, the Service Specification, which shall be deemed an integrated part of this Service Agreement.

2.1.2	Subject to the terms and conditions herein, the Purchaser agrees to engage the Service Provider for the provision of, and Service Provider agrees to perform, the Services up until Job1+90.

2.2	Subcontractors

2.2.1

The Parties acknowledge that the Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that the Service Provider informs the Purchaser thereof.

2.2.2

The Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to the Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by the Service Provider itself. The Service Provider shall also remain the Purchaser’s sole point of contact unless otherwise agreed.

2.3	Relationship between the Parties

The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

3.	SERVICE REQUIREMENTS

3.1	All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

3.2

When providing the Services, the Service Provider shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the Services to be performed, including being fully acquainted with the Purchaser’s specific requirements. The Service Provider shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Service Agreement. The Service Provider shall work according to the same standard of care and professionalism that is done in the Service Provider’s internal business and development projects. Such standard of care and professionalism, as well as the Service Provider’s performance of its undertakings under this Service Agreement, shall however at all times correspond to Industry Standard. For the avoidance of doubt, the Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. It is acknowledged that the Service Charges shall adhere to the principles set forth in this Section 3.2.

3.3

The Purchaser shall provide the Service Provider with instructions as reasonably required for the Service Provider to be able to carry out the Services. The Service Provider must continuously inform the Service Provider of any needs of additional instructions or specifications required to perform the Services.

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3.4

The Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, the Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of the Service Provider’s internal similar projects.

3.5

The Parties acknowledge and agree that the Services might not be described on a detailed basis in the Service Specification and that the details of such Services might not have been finalised at the time of entering into this Service Agreement, but that the Service Specification will be updated during the provision of the Services up until Job1+90 at the latest.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1	Ownership of existing Intellectual Property Rights

4.1.1	Each Party remains the sole and exclusive owner of its Background IP.

4.1.2	Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

4.2	Ownership of Results

4.2.1

In the event any Results are created as a result of the Services provided by the Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that the Service Provider shall be the sole and exclusive owner of such Results, including all modifications, amendments and developments thereof made by the Service Provider.

4.3	License grant

4.3.1

The Service Provider hereby grants to the Purchaser a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)) and non-assignable license to, within the Territory:

(a)	Use, in whole or in part, the Results;

(b)

if applicable, Use any Background IP embedded in or otherwise used in the development of the Results to the extent such license is necessary or reasonably necessary to make Use of the license granted to the Results; and

(c)

design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Results and any Background IP referred to in (a) and (b) above, in whole or in part.

4.3.2

The license granted to the Purchaser in accordance with Section 4.3.1 shall be fully sublicensable to the Purchaser’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from the Service Provider, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of the Service Provider is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, the Service Provider shall be free to Use and to grant licenses to the Results and any Background IP to the Service Provider’s Affiliates and any Third Parties without prior written consent from the Purchaser.

4.3.3

Notwithstanding anything to the contrary in the Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the Purchaser any rights, including but not limited to any license rights (express or implied), to any Intellectual Property Rights, except as expressly stated herein.

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4.4	Polestar brand name

4.4.1

For sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

4.4.2

This means that this Service Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence

4.5	Volvo brand name

4.5.1

Correspondingly, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

4.5.2

This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.	SERVICE CHARGES

In consideration of the Service Provider’s performance of the Services under this Service Agreement and the development of the Results, the Purchaser agrees to pay to the Service Provider the Service Charges as set forth or referenced to in the Individual Terms.

6.	PAYMENT TERMS

6.1

All amounts and payments referred to in this Service Agreement shall be paid in the currency set forth in the Individual Terms, in a timely manner and in accordance with the payment terms set forth in this Section 6.

6.2	All amounts and payments referred to in this Service Agreement are exclusive of VAT, and any other taxes, including but not limited to withholding tax and surcharges.

6.3	Any amount of the invoiced by the Service Provider to the Purchaser shall be paid by the Purchaser within thirty (30) days after receipt.

6.4

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one (1) month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2%) per annum.

6.5	Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Individual Terms, if any.

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7.	AUDIT

7.1

During the term of the Service Agreement, the Purchaser shall have the right to, upon reasonable notice in writing to the Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.

7.2

Audits shall be made during regular business hours and be conducted by the Purchaser or by an independent auditor appointed by the Purchaser. Should Purchaser during any inspection find that the Service Provider or the Services does/do not fulfil the requirements set forth herein, the Purchaser is entitled to comment on the identified deviations. The Service Provider shall, upon notice from the Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

8.	DELIVERY AND ACCEPTANCE

8.1	The Service Provider shall provide any Results (or parts thereof) to the Purchaser at the Gates or otherwise promptly after any part of such Results has been finalised.

8.2

Such Results (or parts thereof) shall be provided by the Service Provider to the Purchaser by electronically loading files with the relevant information into a Data Room agreed upon (if applicable) and otherwise provided as agreed between the Parties e.g. through knowledge transfer meetings.

8.3

Delivery of the Services (or parts thereof) occurs when the delivery at the respective Gates meets the requirements for that Gate set out in the Service Specification, however subject to Section 9.2.1 and that the Purchaser has accepted such delivery in accordance with what is set out below in this Section 8.

8.4

The Purchaser shall accept the delivery of the Services, and parts thereof, at the respective Gates, unless the Services upon delivery at that Gate deviates from the requirements set forth in the Service Specification.

8.5	The Purchaser shall give its final acceptance of the delivered Services on Job1+90, at the latest.

8.6

If the Services have been delivered in accordance with this Section 8, but the Purchaser has not accepted the delivery in time (i.e. at the Gates or as separately agreed) nor objected to the delivery due to it deviating from what is set out in Section 9.2.1, the delivery shall be deemed accepted by the Purchaser.

8.7

After Jobl+90, any changes to the Service Specification shall be subject to the Parties entering into a separate agreement governing such changes. Thus, this Service Agreement shall not apply in relation to any such changes. Further, the Service Provider shall have no responsibility for the Services and/or any such Results after Jobl+90.

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9.	DELAYS, DEFECTS ETC.

9.1	Delay

9.1.1

The Service Provider shall be deemed to be in delay where any of the Gates are met after the agreed delivery date for such Gate, unless the Parties have agreed for an extension of the time for meeting such Gate upon which the new agreed delivery date shall be relevant for determining whether the Service Provider is in delay.

9.1.2

If the Service Provider is in delay, or at any time believes that a Gate will not, or is unlikely to, be met in time, the Service Provider shall inform the Purchaser of the reasons for and consequences of not meeting the Gate at the agreed date and shall take all steps reasonably necessary, including providing additional resources, to ensure that the requirements for the relevant Gate is met as soon as possible. For avoidance of doubt, the Service Provider shall be entitled to compensation in accordance with this Service Agreement for work performed to meet a Gate in relation to a risk of, or an actual, delay unless otherwise stated in this Section 9.1 or Section 9.2.2.

9.1.3

If the Service Provider is in delay and such delay has a negative impact on the project relating to the Services, the Parties shall upon the Purchaser’s request agree on a reduction of the Service Charges relating to the additional work that (i) has to be carried out in order to meet the requirements for the Gate in question and (ii) is performed after the agreed delivery date for such Gate.

9.1.4	Without prejudice to any other remedies available, the Parties acknowledge that the Service Provider’s delay may be subject to Section 15.2(a).

9.2	Defects in delivery or the performance of the Services

9.2.1

In the event the Services and/or the Results, or any part thereof, after having met a Gate, deviate from the requirements set forth in the Service Specification, or if the Services otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement, the Service Provider shall, if such fault or defect is discovered and/or notified to the Service Provider before Jobl+90, remedy such incompliance, fault or defect as soon as reasonably possible at its own cost.

9.2.2

The Purchaser shall not be responsible for costs that relate to poorly executed Services or Services having been performed by personnel not qualified for such Services, in breach of Section 3.2, as long as such costs would not have occurred had the Services been properly executed or performed by qualified personnel.

9.3	Effects of the Purchaser’s actions

9.3.1

Notwithstanding what is set out above in this Section 9, the Purchaser shall be responsible for costs relating to delays which are due to the Purchaser’s non-fulfilment of any of its obligations under this Service Agreement or the Purchaser’s requests for changes to the Service Specification. Further, any such delays which are due to the Purchaser shall give a corresponding extension of time to the Service Provider for meeting any affected Gate.

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9.3.2

Notwithstanding what is set out above in this Section 9, the Purchaser shall be responsible for costs relating to faults and defects which are due to the Purchaser’s non-fulfilment of any of its obligations under this Service Agreement.

10.	WARRANTIES

Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

11.	INDEMNIFICATION

11.1	General

11.1.1

The Parties acknowledge that the Services are provided, and that the Results are licensed, to the Purchaser on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 10.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

11.1.2

In addition, the Service Provider does not make any warranties or representations as regards the functionality of any Services or Results. The Purchaser hereby releases the Service Provider from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any Services or Results of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the Services and/or Results have been delivered to the Purchaser, however excluding the Service Provider’s limited undertakings in Section 9.2.1.

11.1.3

The principles set out in this Section 11 is reflected in the Service Charges and the fact that the Service Provider is not a provider or consultant of services such as the Services, but merely a car manufacturer which normally only performs Services for its own business purposes.

11.1.4

The principles set forth in this Section 11 are exclusive. Without limiting the generality of the foregoing in this Section 11, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to the Purchaser in relation to the Services to be performed, and/or the licenses to be granted, by the Service Provider hereunder.

Appendix 2—Service Agreement (ME)	10(16)

11.2	The Purchaser’s indemnification

11.2.1

The Purchaser shall indemnify and hold the Service Provider harmless from and against any and all damages, costs, losses and expenses, direct or indirect, arising out of or in connection with the Purchaser’s use of any Services or Results, including but not limited to any Third party claims on Intellectual Property Rights infringement.

11.2.2

The Service Provider shall after receipt of notice of a claim related to the Purchaser’s use of any Services or Results from the Service Provider notify the Purchaser of such claim in writing and the Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third party presenting the claim and/or intervene in any suit or action. The Purchaser shall at all times keep the Service Provider informed of the status and progress of the claim and consult with the Service Provider on appropriate actions to take. If the Purchaser fails to or chooses not to take actions to defend the Service Provider within a reasonable time, or at any time ceases to make such efforts, the Service Provider shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at the Purchaser’s cost. Any settlement proposed by the Purchaser on its own account must take account of potential implications for the Service Provider and shall therefore be agreed in writing with the Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

12.	LIMITATION OF LIABILITY

12.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

12.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to ten per cent (10%) of the Service Charges payable by Purchaser to the Service Provider hereunder.

12.3	The limitations of liability set forth in this Section 12 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 14 below.

13.	GOVERNANCE AND CHANGES

13.1	Governance

13.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement.

13.1.2

The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of Services or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

13.1.3	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

Appendix 2—Service Agreement (ME)	10(16)

13.2	Changes

13.2.1

Up until Job1+90, the Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 13.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

13.2.2

The Parties acknowledge that the Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

13.2.3	The Parties further acknowledge that the Purchaser shall be responsible for all costs which relates to changes to the Work as well as other changes which are requested by the Purchaser.

14.	CONFIDENTIAL INFORMATION

14.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

14.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 14.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or subcontractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

Appendix 2—Service Agreement (ME)	10(16)

14.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 14.

14.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

14.5

If any Party violates any of its obligations described in this Section 14, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 18.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

14.6	This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.

15.	TERM AND TERMINATION

15.1	This Service Agreement shall become effective as set forth in the preamble in the Individual Terms and shall, unless terminated in accordance with Section 15.2 below, remain in force until Job1+90.

15.2	Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within fourteen (14) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

15.3	The Purchaser shall in addition be entitled to cancel the Services performed by the Service Provider for convenience upon thirty (30) days written notice to the Service Provider.

15.4

In the event the Purchaser cancels the Services in accordance with Section 15.3 above, the Service Charges shall, in addition to what is set out in the Individual Terms, include any other reasonable proven costs Service Provider has incurred until the effective date of the cancellation.

15.5	Either Party shall in addition be entitled to terminate this Service Agreement for convenience upon sixty (60) days written notice to the other Party.

Appendix 2—Service Agreement (ME)	10(16)

16.	MISCELLANEOUS

16.1	Force majeure

16.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

16.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

16.2	Notices

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

Appendix 2—Service Agreement (ME)	10(16)

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Individual Terms, or to such other address, number or email address as a Party may designate.

16.3	Assignment

16.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent.

16.3.2	Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party.

16.4	Waiver

Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

16.5	Severability

In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

16.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

16.7	Amendments

Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

16.8	Survival

16.8.1

If this Service Agreement is terminated or expires pursuant to Section 15 above, Section 4.3 (License Grant), Section 14 (Confidential Information), Section 17 (Governing Law), Section 18 (Dispute Resolution) as well as this Section 16.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

16.8.2

Notwithstanding Section 16.8.1 above, if this Service Agreement is terminated due to the Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 15 above, Section 4.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination.

Appendix 2—Service Agreement (ME)	10(16)

17.	GOVERNING LAW

This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

18.	DISPUTE RESOLUTION

18.1	Escalation principles

18.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

18.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

18.1.3

If the Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice served pursuant to Section 18.1.1 above, such deadlock will be referred to the General Counsels of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the General Counsels of each Party immediately and Section 18.1.2 above shall not apply.

18.1.4

If the General Counsels cannot settle the deadlock within thirty (30) days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 18.2 below.

18.1.5

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 14 above.

18.1.6

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 18.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

Appendix 2—Service Agreement (ME)	16(16)

18.2	Arbitration

18.2.1

Any dispute, controversy or claim arising out of or in connection with this Service Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

18.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Service Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

18.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Service Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

18.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

APPENDIX 3

Appendix 3—Service Charges—Services Agreement (Manufacturing Engineering)	1(1)

APPENDIX 3—SERVICE CHARGES

1.	ESTIMATED TOTAL COST FOR THE SERVICES

1.1

The following estimated Services Charges are based on an estimation of the amount of hours required for the performance of the Services and the Parties acknowledge that this estimation may differ from the final number of hours charged by the Service Provider.

1.2

The below is an estimate of the total cost for the Services for the years [***] divided between the part of such cost that relates to the Polestar 1 and Polestar 2 vehicle, respectively. All figures in the table below are provided in [***]SEK.

[***]

2.	HOURLY RATES

2.1

The hourly rates that are used to calculate the Service Charges shall be determined between the Parties on an annual basis. The Service Charges shall be calculated on a time and material basis applying arm’s length hourly rates using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up. The hourly rates should be reviewed, updated and agreed between the Parties on an annual basis.

2.2	The hourly rates for the years [***] are set out below. All figures in the table below are provided in SEK.

[***]

APPENDIX 4

Appendix 4—Template Financial Reporting

[Project Name] Billing

Program Expense

Program Expense
						[Calender year]							[Year]
	January Act/Fcst	February Act/Fcst	March Act/Fcst	April Act/ Fcst	May Act/Fcst	June Act/Fcst	July Act/Fcst	August Act/Fcst	September Act/Fcst	October Act/Fcst	November Act/Fcst	December Act/Fcst	Full Year
	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]
Present Status
Head cost	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Hired Service incl D&D	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Test Objects	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
All other	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Blue collar	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Rigs	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Subtotal Status	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000

	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000

Hourly rate
Hours White Collars	[Currency] [Amount]
Hours Blue Collars	[Currency] [Amount]
Hours Rigs

APPENDIX 5

Appendix 5

Data Processing Agreement

This Data Processing Agreement (the “Data Processing Agreement”) is entered into between:

(1)	Polestar New Energy Vehicle Co. Ltd., reg. no. 91510100MA6BX1H33P, a company organized under the laws of People’s Republic of China (“Purchaser”); and

(2)	Volvo Car Corporation, reg. no. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Service Provider”).

Each of the Purchaser and the Service Provider are referred to as a “Party” and, jointly, as the “Parties”.

1.	BACKGROUND

The Parties have entered into an agreement regarding the provision of certain services (the “Agreement”).

Capitalised terms used in this Data Processing Agreement shall have the meaning ascribed to them in the Agreement, unless otherwise stated. Terms used but not defined in this Data Processing Agreement shall have the same meaning as set out in Article 4 in the Regulation of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as may be amended, updated, replaced or superseded from time to time (the “GDPR”) if not expressly stated otherwise.

Now, therefore, the Parties agree as follows.

2.	PROCESSING OF PERSONAL DATA

2.1	The following shall apply in relation to data protection and take precedence in relation to any conflicts between the Agreement and this Data Processing Agreement.

2.2	The Service Provider shall to the extent any Personal Data (as defined in applicable laws, rules and regulations) is processed by the Service Provider on behalf of the Purchaser under the Agreement:

(a)

only process Personal Data in accordance with the Purchaser’s documented instructions. The Service Provider shall immediately inform the Purchaser if instructions are lacking or if instructions are infringing applicable laws, rules and regulations;

(b)

ensure that the employees/agents/sub-contractors or other third parties that are authorized to process Personal Data are subject to an enforceable obligation of confidentiality with regards to the Personal Data;

(c)	implement appropriate technical and organizational measures required pursuant to Article 32 in the GDPR;

(d)

to the extent sub-contractors are engaged as sub-processors of Personal Data on behalf of the Purchaser (which mandate is hereby given by the Purchaser), respect the conditions referred to in Article 28, paragraphs 2 and 4, in the GDPR;

(e)

to the extent Personal Data will be transferred to a country that does not ensure an adequate level of data protection, the Service Provider shall inform the Purchaser and ensure that the Personal Data is safeguarded through e.g. Standard Contractual Clauses adopted by the European Commission prior to any transfer of Personal Data or any other allowed means of transfer under the GDPR;

(f)

assist the Purchaser to respond to requests from Data Subjects’ (as defined in applicable laws, rules and regulations) pursuant to Chapter III in the GDPR by implementing appropriate technical and organizational measures;

(g)	assist the Purchaser to fulfil its obligations pursuant to Articles 32 to 36 in the GDPR;

(h)

on termination or expiration of the Agreement for any reason, return or delete, at the Purchaser’s choice, all Personal Data processed under the Agreement, unless the Service Provider is required to retain the Personal Data by applicable laws, rules and regulations; and

(i)

make available to Purchaser upon Purchaser’s request (at no cost to the Purchaser) all information necessary to demonstrate Purchaser’s and Service Provider’ compliance with the obligations laid down in Article 28 in the GDPR and in this Data Processing Agreement and allow for and contribute to audits, including inspections, conducted by the Purchaser or another auditor mandated by the Purchaser.

2.3	The intended processing of Personal Data shall be specified according to applicable laws, rules and regulations, for each processing activity, in the relevant Service Specification.

2.4	In relation to the ongoing Services, the processing of Personal Data is specified in the attached Appendix 1 to this Data Processing Agreement.

2.5

Any limitation of liability set out in the Agreement shall apply also in respect of this Data Processing Agreement. For the avoidance of doubt, the terms and conditions under the Agreement shall, unless otherwise set out herein, also apply in respect of this Data Processing Agreement, including but not limited as regards confidentiality, governing law and dispute resolution.

This Data Processing Agreement has been signed in two (2) originals, of which the Parties have received one (1) each.

Place:	Place:
Date:	Date:

POLESTAR NEW ENERGY VEHICLE CO. LTD.	VOLVO CAR CORPORATION

Printed name:	Printed name:
Title:	Title:

Printed name:	Printed name:
Title:	Title:

APPENDIX 1—SPECIFICATION OF PROCESSING ACTIVITIES

Name of specific processing activity:

Scope, type and purpose of the intended collection, processing or utilization of Personal Data, kind of Personal Data, categories of Data Subjects and roles of the parties:

[Please insert an explanation of the scope and type of processing activity as well as kind of Personal Data and categories of Data Subjects and the roles of the Parties. Example: The Service Provider will process Personal Data such as Basic Employment Data, Basic Personal Data and Competence Data (for explanation of data categories see BMS) that are necessary to perform the Services pursuant to the Agreement meaning that the Service Provider will not collect Personal Data on behalf of the Purchaser but instead store the Personal Data that the Purchaser feeds the system with and otherwise make available the Personal Data provided by the Purchaser within the system at hand. The categories of Data Subjects are employees and former employees. The Service Provider will process Personal Data as a processor and the Purchaser will be the controller for the processing activity.]

Duration of the processing of Personal Data:

[Please provide information on the expected duration of the processing activity. If the expected duration of the processing activity cannot be provided, please provide information on the criteria that will determine the duration of the processing. Example: The processing activity will continue for as long as the Agreement is valid and for a period of three months thereafter to allow the Service Provider to erase or retransfer the Personal Data.]

Additional Instructions:

[Please provide information on any eventual additional instructions on the processing activity that is not directly covered by the descriptions in the Agreement. This section is needed when the Service Provider will perform a number of different processing activities and for which all aspects are not covered by the Agreement.]

Place of processing:

[Please provide information on the data flow in relation to the processing activity. It is very important that we have detailed knowledge about where Personal Data is processed (stored, used, compiled, transferred etc.). If the Personal Data is first transferred to one country outside of EEA for compression and then retransferred to another country for storing etc. we need to know the details of the data flow]

Additional technical and organizational security measures:

[Please provide information on additional technical and organizational security measures for the particular processing activity that is not directly covered by the descriptions in the Agreement. This section is needed e.g. when we have identified a more sensitive processing activity and for which the Service Provider needs to adopt stricter security measures.]

Additional sub-processors:

[Please provide information on additional sub-processors. This section needs to be kept updated during the term of the Agreement when eventual additional sub-processors/sub-contractors are used.]

Commencement of the processing activity [Please provide information on the start date of the particular processing activity. Usually the processing activity starts in relation to the start date of the services covered by the Agreement but for further processing activities that can be added later on we need to state a start date (an exact date is not needed).]

Agreement No.: PS20-083

Novation Agreement

This Novation Agreement (the “Agreement”) is entered into by and among the following parties on 8 December, 2020.

Polestar New Energy Vehicle Co., registration number (USCC) 91310000MA1FL17P99, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferor”)

Polestar Automotive China Distribution Co., Ltd., registration number (USCC) 91310000MA1GWM6F9C, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferee”); and

Volvo Car Corporation, registration number 556074-3089, a limited liability company duly incorporated and validly existing under the Laws of Swedish (the “Volvo Cars”).

The above parties shall be hereinafter referred to as a “Party” individually and as the

“Parties” collectively.

WHEREAS:

(1)

The Transferor and Volvo Cars entered into a Service Agreement in relation to manufacturing engineering services connected to Polestar 1 and Polestar 2 car models (the “Original Agreement”) on 31 October, 2018;

(2)

The Transferor agrees to transfer all of the rights and outstanding obligations relating to the Polestar 2 car model under the Original Agreement to the Transferee and the Transferee agrees to accept such transfer.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Transfer of Rights and Obligations

1.1

The Parties hereby agree, by execution of this Agreement and subject to the terms and conditions contained herein, that the Transferor hereby transfers all of its rights and outstanding obligations relating to Polestar 2 car model under the Original Agreement to the Transferee, and the Transferee agrees to substitute the Transferor as a party to the Original Agreement, and shall acquire all of the rights of the Transferor relating to Polestar 2 car model under the Original Agreement and undertake all of the outstanding obligations of the Transferor thereunder on the Effective Date (as defined below).

1

1.2.

As of the Effective Date of the Agreement, the Transferor shall not be severally liable for any liability of the Transferee to perform its obligations relating to Polestar 2 car model under the Original Agreement.

1.3	The Transferee confirms that it can fully perform all obligations as they exist relating to Polestar 2 car model under the Original Agreement.

Article 2 Taxes, Costs and Expenses

The Parties shall be responsible for any taxes, costs and expenses incurred by them respectively in connection with the rights and obligation transfer according to this Agreement.

Article 3 Effectiveness

This Agreement shall become effective on the date that it is duly executed by all the Parties (the “Effective Date”).

Article 4 Governing Law and Dispute Resolution

Section 17 and 18 of the Original Agreement shall apply to this Agreement as well.

Article 5 Language and Originals

This Agreement shall be made in English and in three originals with each Party keeping one original.

[Signature pages to follow]

2

Agreement No.: PS20-083

IN WITNESS whereof the Parties hereto have executed the Agreement as of the date first above written.

The Transferor: Polestar New Energy Vehicle Co., Ltd.,/ (Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

The Transferee: Polestar Automotive China Distribution Co., Ltd./ (Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

Volvo Cars: Volvo Car Corporation

By: /s/ Maria Hemberg	By: /s/ Carla De Geyseleer

Printed Name: Maria Hemberg	Printed Name: Carla De Geyseleer

Title: General Counsel	Title: CFO

Date: 17 Dec. 2020	Date: 17 Dec. 2020

3